Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this registration statement of Celsion Corporation on Form S-3 of our report dated March 12, 2015 relating to the financial statements included in Celsion Corporation’s Annual Report on Form 10-K and the effectiveness of internal control over financial reporting for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in this registration statement.

/s/Stegman & Company

Baltimore, Maryland

September 4, 2015